Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

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FORM OF CONVERTIBLE NOTE

E-WASTE SYSTEMS, INC.

$______________	November ___, 2011

FOR VALUE RECEIVED, E-Waste Systems, Inc. (the “Company”), a Nevada corporation, hereby promises to pay __________________ (“Purchaser”), the principal amount of $__________________, plus interest.

Interest will accrue on the principal balance of this Note in the amount of 12% per annum and principal and interest will be payable in full on ________________ (the “Maturity Date”).

Any overdue installment of principal or interest shall earn interest from and after the fifth day following the date such installment was due at a rate of 5% in excess of the current annual rate of interest until paid in full.

Conversion

On or before the Maturity Date, the unpaid principal and interest on this Note is convertible, at the option of the holder, into shares of the Company’s Series A Convertible Preferred Stock (the “Shares”), par value $0.001.  Unpaid principal and interest on this Note is convertible into Shares at a price of $100.00 per Share (the “Conversion Price”).  To accomplish such conversion, the holder must surrender to the Company this Note and provide written notice to the Company of the holder’s desire to convert.  Certificates representing the Shares will be delivered promptly after receipt of this Note and the written notice described above.  Conversion of this Note may be made in whole and not in part.  No fractional Shares will be issued upon any conversion, and, in lieu thereof, the Company will pay such fractions in cash.

The Company shall at all times take all actions necessary to reserve the appropriate amount of Shares for conversion purposes hereunder.

Effect of Consolidation or Merger

If at any time while this Note is outstanding the Company shall consolidate or merge with or into another corporation, the holder hereof shall thereafter be entitled upon exercise hereof to receive, with respect to each Note convertible hereunder immediately prior to the date upon which consolidation or merger shall become effective, the securities or property to which the holder of Shares would have been entitled upon such consolidation or merger, and Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all the provisions of the Note shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of this Note.

The Company will not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the registered holder thereof at the address of such holder shown on the books of the Company, the obligation to deliver to such holder of securities or property as in accordance with the foregoing provision such holder shall be entitled to purchase.  A sale of all or substantially all of the assets of the Company for consideration (a part from the assumption of obligations) consisting primarily of security shall be deemed a consolidation or merger for the foregoing purposes.

Events of Default

Each of the following events shall constitute an “Event of Default” hereunder:

(1)           Failure of the Company to pay any portion of principal of any Note when the same is due and payable;

(2)           Default by the Company in the due performance of or compliance with any term, condition, covenant or agreement contained in this Agreement or any agreement or other instrument executed in connection herewith (other than a default referred to in clause 1 above), which default shall not have been remedied within ninety (90) days after written notice thereof shall have been given to the Company by holder on the date of the occurrence of the event or condition in question;

(3)           If, within sixty (60) days after the commencement of any action or proceeding against the Company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, rule or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within forty-five (45) days after appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of any significant property or asset of the Company, such appointment shall not have been vacated; or

(4)           Notwithstanding anything to the contrary contained in clause 3 above, if an order for relief against the Company as a debtor under Title 11 of the United States Code is entered, or if the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, rule or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or shall seek consent to an acquiescence in the appointment of any trustee, receiver or liquidator of the Company or of any significant property or asset of the Company, or if the Company or its directors or the holders of a majority of its outstanding capital stock, shall take any action with a view to the dissolution or liquidation of the Company.

Remedies

Upon the occurrence of any Event of Default, the full amount of the principal of this Note, together with interest thereon, may be declared due and payable, and without demand, presentment for payment, notice of dishonor, protest and notice of protest and diligence in collection of bringing suit, all of which are hereby expressly waived by the Company.

Amendments

Any amendments adding any provision to, changing in any manner or eliminating any provision hereto and be effected only with the written consent of holders of a majority in principal amount of the outstanding Notes; including, without limitation, amendments which (i) extend the stated Interim Maturity Date or reduce the principal amount of any Note, reduce the rate or extend the time of payment of interest on any Note, or reduce or modify any installment payment with respect to any Note, or (ii) reduce the percentage of the aggregate principal amount of Notes, the holders of which are required to consent to any such amendment.

Governing Law

This Note and the rights and obligations hereunder shall be governed by the laws of the State of Nevada.

The Company hereby authorizes any attorney at law to appear in any court of record in any county in any state where the Company resides, signed the Note, or can be found, after the obligation evidenced hereby, or any part thereof, becomes due and is unpaid, and waive the issuance of process and confess judgment against the Company in favor of the Holder of the Note for the amount then appearing due, together with the costs of the suit, and thereupon to release all errors and waive all right of appeal and state of execution.

Consolidation of Prior Notes and Other Indebtedness of Company to Purchaser.

This Note amends and restates, replaces and consolidates the following notes (collectively, the “Prior Notes”): ______________________.  The Company hereby acknowledges and agrees that the indebtedness evidenced by the Prior Notes has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Notes.  Upon the execution and delivery of this Note, the Prior Notes shall be deemed null and void and of no force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Company has executed this Note on the date first written above.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE SUED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

E-WASTE SYSTEMS, INC.

By:  /s/   Martin Nielson

Name:    Martin Nielson

Title:      Chief Executive Officer

[Signature Page to Consolidated Convertible Note]

Consent of __________________

__________________ (the “Holder”), as the holder of 100% of the outstanding principal amount of (a) that certain Convertible Note of E-Waste Systems, Inc., a Nevada corporation (the “Company”) dated ____________, payable to the Holder in the original principal amount of _____________, hereby consents to the execution and delivery by the Company of that certain Consolidated Convertible Note of the Company dated the date hereof, payable to the Holder in the principal amount of $__________________ (the “Consolidated Note”), which Consolidated Note amends and restates, replaces and consolidates the Prior Notes (as defined in the Consolidated Note”).  The Holder acknowledges and agrees that upon the execution and delivery of the Consolidated Note, the Prior Notes shall be deemed null and void and of no force and effect.

Dated: November ___, 2011

By:  /s/   Martin Nielson
Name:    Martin Nielson
Title:      Chief Executive Officer